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                                                                    EXHIBIT 99.1

Contact:
                              Thomas A. Klemens
                              Executive Vice President &
                              Chief Financial Officer
                              The First American Financial Corporation
                              (714) 558-3211 Ext. 7442

                              Mark A. Speizer
                              Chairman & Chief Executive Officer
                              National Information Group
                              (650) 872-6772



        First American Financial enters into definitive merger agreement with National Information Group


SANTA ANA, CALIFORNIA, NOVEMBER 18, 1998

The First American Financial Corporation (NYSE: FAF), the leading provider of real estate-related financial and information services, and National Information Group (NASDAQ/NMS: NAIG), a leading provider of specialized information services and related insurance products, based in South San Francisco, California, announced today the signing of a definitive merger agreement by which First American Financial will acquire National Information Group in a stock-for-stock transaction.

Under the terms of the definitive merger agreement unanimously approved by the boards of directors of both companies, National Information Group shareholders will receive .67 newly issued shares of First American Financial common stock for each National Information Group common share. Based on yesterday's First American Financial closing price of $34.8125, the transaction has a fully diluted equity value of approximately $111 million. The transaction is expected to be accounted for as a pooling of interests and be tax-free to shareholders. The merger is anticipated to close by the end of the first quarter of 1999, subject to approval of National Information Group's shareholders, receipt of regulatory approvals and satisfaction of customary closing conditions. Certain shareholders of National Information Group, representing approximately 38 percent of the company's outstanding common stock, have entered into voting agreements in support of the merger.

The combined company will benefit from significant synergies and economies of scale resulting in reduced operating and overhead expenses and the transaction should be accretive to First American Financial's earnings per share in 1999. For the year ended December 31, 1997, and for


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the first nine months of 1998, National Information Group reported revenues of
$53.1 million and $49.6 million, respectively.

National Information Group provides insurance tracking services for mortgage lenders, auto lenders and auto leasing companies that verify, on behalf of these lenders, that insurance is in place. The company's Fastrac(R) System, a technology-based provider of auto lease information, tracking and outsourcing services, is one of the leading auto lease and loan tracking firms in North America. As part of its monitoring services, National Information Group also provides tracking and outsourcing services for mortgage servicers and lender-placed insurance where there has been a determination that hazard insurance has lapsed. National Information Group provides this insurance through its wholly owned subsidiary, Great Pacific Insurance Company, a multi-line, A.M. Best "A" rated insurer, doing business in 48 states and the District of Columbia. National Information Group, through its wholly owned subsidiaries, Pinnacle Data Corporation and Pinnacle Real Estate Tax Services, Inc., is also a national provider of flood zone determinations and real estate tax services, complementing existing First American products.

"We are very excited about the agreement to merge with National Information Group," said Parker S. Kennedy, president of First American Financial. "The synergies between the two companies are tremendous and represent opportunities to improve market share positions and diversify operations. The merger also enables us to expand into new lines of related businesses, while capturing significant financial benefits from these counter-cyclical companies."

Kennedy continued: "Additionally, Great Pacific Insurance Company, National Information Group's property-casualty insurance company, which provides lender-placed hazard, REO hazard, collateral protection, automobile physical damage and flood insurance, will allow First American to participate in national, niche insurance businesses and to further diversify the company's revenue base."

Mark A. Speizer, National Information Group chairman and chief executive officer, also commented: "National Information Group brings to First American significant opportunities for revenue diversification, market share expansion and expense reductions. We look forward to being part of the First American family of companies and contributing to the profitable growth of the company." Speizer will remain chairman and chief executive officer of Great Pacific Insurance Company and will continue to oversee the company's insurance tracking operations.

"The business of insurance tracking and outsourcing for mortgage lenders fills a very important gap in our menu of services to the mortgage industry," stated John Long, president of First American Real Estate Information Services. "In addition, our ability to issue lender-placed insurance with our own "A" rated insurance company where coverage has lapsed, will afford our customers the highest level of claim service, consistent with First American's excellent claim-paying history. We welcome National Information Group to the First American family of companies and look forward to working with Mark Speizer."

The First American Financial Corporation, based in Santa Ana, California, is the nation's leading provider of real estate-related financial and information services. The corporation's subsidiaries


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include First American Title Insurance Company, a national and international title insurer; First American Real Estate Information Services, Inc., which offers tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, loss mitigation services, mortgage loan origination and servicing systems, and mortgage document preparation nationally; First American Home Buyers Protection Corporation, a home warranty company; and First American Capital Management, an investment advisory firm. The corporation also operates First American Trust Company and First Security Thrift Company in Southern California. First American Financial has more than 17,000 employees in over 400 branches in the United States and abroad. Information about the company's subsidiaries and an archive of its press releases can be found on the Internet at http://www.firstam.com.

     Any statements in this release looking forward in time involve risks and uncertainties, including but not limited to the following risks: the ability of the companies to obtain the necessary approvals; the successful integration of the two companies; the effect of interest rate fluctuations; changes in the performance of the real estate markets; the effects of changing economic conditions; the demand for and the acceptance of the company's products; and contingencies associated with the Year 2000 issue. The companies assume no obligation to update the information contained in this release.

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